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                                                                    EXHIBIT 11.1

                             SILICON GAMING, INC.

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                         THREE MONTHS ENDED
                                                     --------------------------
                                                      MARCH 31,     MARCH 31,
                                                        1996          1997
                                                     ------------  ------------

Net loss...........................................  $     (2,336) $     (4,662)
                                                     ============  ============
Weighted average common shares outstanding.........         3,309        10,668
Weighted average preferred shares outstanding,
   as if converted.................................           679           --
Common shares, redeemable convertible
   preferred shares and options and warrants to
   purchase shares of common and redeemable
   convertible preferred shares granted
   (using the treasury stock method assuming an
   initial public offering price of $10.50)
   since July 31, 1995 included pursuant to
   Securities and Exchange Commission Rules........         5,014           --
                                                     ------------  -----------
     Weighted average common and
        equivalent shares..........................         9,002        10,668
                                                     ============  ============
     Net loss per share............................  $      (0.26) $      (0.44)
                                                     ============  ============